Exhibit 6.20

ROYALTY OPTION AGREEMENT

This Royalty Option Agreement (“Agreement”) is entered into as of January 10, 2023, by and between RoyaltyTraders LLC dba SongVest, a Delaware limited liability company (“SongVest”) at 1053 East Whitaker Rd Suite 115, Raleigh, NC 27604, and Erik Cain of 4389 Langdon Drive, Decatur, GA 30035 (“Seller”) and, collectively with SongVest, the “Parties.”

WHEREAS, Seller is granting to SongVest an exclusive option to enter into the Transaction, which option shall be deemed exercised in the event the Option Threshold is satisfied.

WHEREAS, Subject to the satisfaction of the Option Threshold hereunder, Seller will sell to SongVest the right to receive Royalties deriving from the Portfolio during the Royalty Periods (as listed on Schedule A), and SongVest will issue proceed rights units (each a “Unit” and collectively the “Proceed Rights”) to a third party investor (the “Investor”) in and to such Royalties via the SongVest website (the “Site”) as further set forth herein (collectively, the “Transaction”).

WHEREAS, the Parties desire to memorialize their agreement regarding the Royalties to be directed and paid to SongVest in exchange for the payment of the Purchase Price to Seller.

NOW, THEREFORE, the Parties hereby agree as follows:

Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Assets” means the assets contained in the Portfolio (e.g., Sound Recordings, sound recordings) as listed on Schedule A attached hereto and made a part hereof.

“Auction Period” means the dates during which the Test the Waters Auction is held and ending on the last day of the Test the Waters Auction.

“Artist(s)” means those recording artists whose musical performances are embodied in the Assets contained in the Portfolio, if any, and as set forth on Schedule A.

“Compositions” means those musical compositions the titles of which are set forth on Schedule A, if any.

“Distributor(s)” means any third-party distributor, including a record label or online digital distribution company, that sells, markets, and/or distributes sound recordings embodying the Assets.

“Fees and Expenses” means the fees and expenses, including Anticipated Fees, incurred by SongVest for its time and effort to place the Proceed Rights into the Offering and market the Units and Proceed Rights to the general public. Fees and Expenses include, without limitation, legal and other regulator costs related to completing the Offering memorandum and closing. Anticipated Fees are outlined in Schedule B, though actual Fees and Expenses may differ.

“Net Revenue” means the Royalties generated from the Portfolio Assets less any service fee charged by the Distributor (or other third party) and current taxes payable during the current period as withheld by the Distributor (or other third party) for the sole purpose of remittal to an entity with taxing authority in the normal course of business.

“Offering” means the offering held by SongVest via the Site wherein the Investor is issued the Units and Proceed Rights.

“Option Threshold” means an amount equal to the sum of (i) the Purchase Price that has been raised and secured by SongVest through the Offering; and (ii) the amount set forth on Schedule B, if any. For the avoidance of doubt, if SongVest does not secure an amount equal to or in excess of the Option Threshold, through the Offering, the Option Threshold will not be deemed satisfied.

“Percentage Interest” means the percentage of Seller’s revenue that SongVest is entitled to receive from the Seller with respect to the Revenue Sources, whereunder the Agreement the Percentage Interest is ninety percent (90%).

“Portfolio” means the portfolio of Assets as set forth on Schedule A.

“PRO” means Seller’s public performance rights organization, if any.

“Purchase Price” means the final purchase price for the Royalties by SongVest as set forth on Schedule A.

“Sound Recordings” means those sound recordings embodying the performances of Artist(s) and set forth on Schedule A, if any.

“Sound Recording Owner’s Share” means the share of revenue earned by the party owning the sound recording copyrights underlying the Sound Recordings.

“Revenue Sources” means those sources of revenue earned and received by Seller and from which the Royalties are derived from the Assets, which may include, as set forth herein, streaming of the Sound Recordings, record sales, neighboring rights, licensing, or digital sales.

“Royalty Period” means, with respect to the Royalties, the period commencing with the initial payment of the Royalties to the Investor and ending on such date as set forth in Schedule A.

“Royalties” means the royalties payable to SongVest in connection with the Portfolio that derive from the Revenue Sources based on the Percentage Interest.

“Royalty Interest” means the percentage of the Royalties that SongVest is entitled to as set forth in Schedule A based on the Percentage Interest.

“Seller Agreements” means those agreements between Seller and third parties, including Artists and/or Distributors, wherein Seller is entitled to receive the Percentage Interest of all Assets.

“Streaming” means the Net Revenue payable to Seller derived from the Portfolio (including all Assets) from Distributor, Artist, Publisher, and/or PRO, as applicable, from all digital streaming platforms (e.g., Spotify) and reported by any source (digital service providers, SoundExchange, Distributor or other companies collecting streaming income on the Portfolio).

“Term” means the term of this Agreement, which Term shall commence on the date of signature of this Agreement and continue until the earlier of (a) the date that the Option Threshold is deemed to not be satisfied and (b) the date that all Royalties payable during the Royalty Period have been paid to SongVest. For the avoidance of doubt, in the event the Option Threshold has been satisfied, SongVest’s option to enter into the Transaction shall be deemed exercised and the Term shall continue through the date that all Royalties payable hereunder have been paid to SongVest.

“Test the Waters Auction” is a means in which SongVest may hold a pre-auction at SongVest.com website, where individuals can bid, through a second-price auction process. SongVest will use this process to gauge interest in the auction to help us finalize the number of shares and price per share of the Units.

“Videos” means those audiovisual recordings of Sound Recordings and set forth on Schedule A, if any.

1. Transaction/Offering.

a.	Seller hereby grants to SongVest the exclusive right during the Term to conduct the Offering, and at SongVest’s discretion, a Test The Waters Auction prior thereto via the Site for the Auction Period. Upon the conclusion of the Offering, and solely in the event the Option Threshold is satisfied, SongVest’s option to enter into the Transaction shall be deemed exercised and Seller shall irrevocably assign, grant and convey the rights to the Royalties to SongVest for the entire duration of the Royalty Period.

b.	SongVest shall be solely responsible for the payment of the Proceed Rights to the Investor from the Royalties received from Seller hereunder throughout the Royalty Period. Seller shall execute the irrevocable notice of assignments (the “Direction Letters”) attached hereto as Exhibit “A,” in which Seller will direct Distributors, Publisher and/or the PRO, as applicable, and shall direct any other third-party publisher or Revenue Source, to pay directly to SongVest ninety percent (90%) of the Royalties. The Direction Letter shall remain in full effect, is irrevocable, and Seller shall never attempt to modify the terms of the Direction Letter or notify a Distributor, Publisher or PRO (as applicable) that the Royalties should no longer be directed to SongVest. Seller shall also execute any other document as a Distributor, Publisher, PRO (as applicable) or SongVest may require to assure such assignment. Notwithstanding the foregoing, in no event shall Seller be liable for any failure of Distributor, Publisher or PRO (as applicable) to pay pursuant to the Direction Letter, provided however Seller shall use best efforts to enforce all its rights and remedies in connection therewith.

c.	Promptly upon the conclusion of the Offering and receipt of the full Purchase Price therefor, SongVest will pay Seller the full amount of the Purchase Price to Seller.

d.	Notwithstanding the foregoing or anything herein to the contrary, in the event the Option Threshold is not satisfied (i.e., the full Purchase Price is not secured during the Offering), no rights to Royalties or any other revenue or property of Seller shall transfer to SongVest hereunder, SongVest’s option to enter into the Transaction shall be waived, and the Term of this Agreement shall terminate.

2. Royalties. In consideration of the Purchase Price paid to Seller hereunder, during the Royalty Period, Seller hereby agrees to pay (or direct payment) from all applicable third parties, including Distributor and/or Artist) all Royalties from the following Assets and applicable Revenue Sources, as applicable hereunder and listed in Schedule A, in connection with the Portfolio as follows:

a.	Sound Recordings: Revenue earned by Seller in connection with the sale and exploitation of the Sound Recordings in the Portfolio, if applicable, will be paid at the Percentage Interest and for the applicable Revenue Sources (e.g., Streaming) as set forth in Schedule A. Sales shall be determined by reference to the royalty statements from the royalties credited to Seller by Distributor, Artist or other third party for the applicable calendar quarter or bi-yearly, which shall be conclusive and binding upon the Parties, absent manifest error.

b.	Videos: Revenue earned by Seller in connection with the sale, distribution and exploitation of Videos in the Portfolio via the Revenue Sources, if applicable, will be paid to SongVest and will be calculated on the Percentage Interest for the applicable Revenue Sources as set forth on Schedule A. Sales shall be determined by reference to the royalty statements from the royalties credited to Seller by Distributor, Artist or other third party for the applicable calendar quarter or bi-yearly, which shall be conclusive and binding upon the Parties, absent manifest error.

c.	Neighboring Rights: Revenue earned by Seller in connection with all neighboring rights (including SoundExchange) from the Sound Recordings in the Portfolio, if applicable, will be paid to SongVest and will be calculated on the Percentage Interest as set forth on Schedule A.

d.	Additional Assets: Revenue earned by Seller from the Revenue Sources in connection with additional Assets as listed in Schedule A, if any, will be paid to SongVest and will be calculated on the Percentage Interest on Schedule A.

e.	Accounting:

i.	A.	Seller shall, pursuant to irrevocable letters of direction (“LOD”), a copy of which is attached hereto as Exhibit A, direct and cause Distributor, Artist, Publisher, PRO and/or other third party, as applicable, that distributes Assets and accounts to Seller in connection with Royalties therefor, to account and pay all Royalties to SongVest for the entire Royalty Period at the same time and on the same terms as such party is required to account to Seller.

B.	In the event Distributor, Artist, Publisher, PRO and/or other third party, as applicable, fails to account or pay Royalties to SongVest directly as required hereunder, Seller shall account to SongVest via a statement and pay all Royalties earned during such period no later than fifteen (15) days after receipt by Seller of such Royalties. All payments shall be made to SongVest via wire transfer of immediately available funds pursuant to SongVest’s written instructions for same. In the event Seller conducts an audit of any of Distributor’s or Artist’s (or other distributor’s, publishers, PRO’s or licenses) books and records regarding the sale of any Asset in the Portfolio at any time during the Term, Seller shall notify SongVest thereof and allow SongVest to participate in such audit as it relates to sales of Portfolio. In the event Seller receives any proceeds or awards from any such audit or other claim relating to the Portfolio, Seller will immediately notify SongVest thereof and pay to SongVest its proportionate share of the proceeds (subject to a deduction therefrom of Seller’s actual, verifiable costs in conducting such audit or claim). Upon SongVest’s request therefor and subject to SongVest covering the costs thereof, Seller agrees to conduct an audit of Distributor’s or Artist’s books and records related solely to accountings in connection with Royalties hereunder. In the event such audit reveals an underpayment of any monies due and payable in connection with Assets that were the subject of such audit, Seller shall ensure that such additional monies are collected and paid directly to SongVest.

ii.	At any time within two (2) years after any statement is rendered to SongVest hereunder, SongVest shall have the right to, upon thirty (30) days written notice, examine Seller’s books and records with respect to such statement. Such examination shall be at SongVest’s sole cost and expense, by a certified public accountant or other qualified representative designated by SongVest. Such examination shall be made during Seller’s usual business hours at the place where Seller maintains the books and records which relate to the Portfolio and which are necessary to verify the accuracy of the statement. Seller shall have no obligation to produce such books and records more than once with respect to each statement rendered to SongVest. Unless notice shall have been given to Seller as provided hereinabove, each royalty statement rendered to SongVest shall be final, conclusive and binding on SongVest and shall constitute an account stated. SongVest shall be foreclosed from maintaining any action, claim or proceeding against Seller in any forum or tribunal with respect to any statement or accounting rendered hereunder unless such action, claim or proceeding is commenced against Company in a court of competent jurisdiction within eighteen (18) months after the date such statement or accounting is rendered.

3. Seller’s Representations, Warranties and Covenants. The Seller hereby represents, warrants and covenants to SongVest that as of the date hereof:

a.	Seller: (i) owns and/or has the irrevocable, exclusive right to receive the Royalties free and clear of any mortgage, pledge, lien, charge, security interest, encumbrance, restriction or adverse claim of any nature whatsoever (collectively, “Liens”), other than any tax obligation that Seller must satisfy in connection with the purchase and sale of the Royalties hereunder, (ii) is not aware of any Liens being asserted against the Royalties, (iii) has not consented to the imposition of any Liens on the Royalties and (iv) has not sold, assigned, transferred or otherwise encumbered any of Seller’s rights in the Royalties to any person or entity other than SongVest;

b.	Seller is competent to enter into (and understands the terms of) this Agreement and has been represented by tax and accounting advisors and legal counsel in the negotiation and execution of this Agreement, or knowingly waived Seller’s right to do so;

c.	Seller intends to (and shall) fully and timely satisfy all tax obligations of Seller flowing from this Agreement from the proceeds Seller receives from SongVest hereunder; In the event Seller fails to satisfy tax obligations flowing from this Agreement, SongVest will not be subject to liability on behalf of Seller;

d.	Seller shall indemnify, defend and hold harmless SongVest, its agents, attorneys, employees, officers, directors, successors and assigns (collectively, the Indemnified Parties”) from and against all claims, losses, damages, penalties, judgments, lawsuits and all related costs and expenses of any nature (including legal fees and costs) (collectively, “Costs”) which may be incurred by or asserted against any of the Indemnified Parties arising out of, related to, or in connection with, this Agreement or any rights assigned or granted to SongVest hereunder, the Compositions, Sound Recordings, Videos, and/or other Assets (or any of them), or any breach or alleged breach by Seller of Seller’s obligations, agreements, covenants, representations and/or warranties in this Agreement.

e.	Seller has all necessary right, power, legal capacity and authority, and all necessary actions on the part of Seller (including action required to be taken by Seller’s officers, directors, shareholders, trustees, executors or representatives) have been duly and validly taken to authorize Seller: (i) to own the Royalties; (ii) to sell, assign and transfer the Royalties as provided herein; (iii) to effectuate the execution and delivery of this Agreement; (iv) to execute and deliver those documents and instruments referred to in the Schedules and Exhibits of this Agreement, and all other reasonably necessary documents or instruments contemplated hereby; and (v) to perform the terms, conditions, and obligations hereof and the transactions contemplated hereby. No approvals or consents of any persons or entities other than Seller are necessary in connection therewith, including, without limitation, any approval or consent by the Artists, Distributor, any co-writers or owners of the Assets, and/or any third-party publishers or PRO’s, as applicable. SongVest has all necessary right, power, legal capacity and authority to (i) sell, market (directly or indirectly) advertise or promote securities as that term is understood by the U.S. Securities and Exchange Commission (SEC) including any related to the Portfolio, (ii) to effectuate the execution and delivery of this Agreement; (iii) to execute and deliver those documents and instruments referred to in the Schedules and Exhibits of this Agreement, and all other reasonably necessary documents or instruments contemplated hereby; and (iv) to perform the terms, conditions, and obligations hereof and the transactions contemplated hereby. This Agreement is legal, valid, and binding upon the Parties and is enforceable in accordance with its terms.

f.	As of the date of execution of this Agreement, Seller has no outstanding, unrecouped, and /or unearned advances in respect of or affecting the Royalties and, at no time during the Term will Seller enter into any agreement affecting the payment of Royalties hereunder, including, without limitation, any agreement whereby Seller receives any advance or other monies that are recoupable from (or otherwise reduce) Royalties payable hereunder.

g.	All federal, state and local taxes accrued or owing to and including the date of execution of this Agreement arising out of or in connection with the Royalties, including without limitation any sales or transfer taxes resulting from the transaction contemplated herein, if any, have been or will be paid or caused to be paid by Seller. The Royalties are free and clear of any and all liens, charges, mortgages, pledges, claims, encumbrances, obligations or liabilities of any kind or nature whatsoever whether accrued, absolute, contingent or otherwise.

h.	Throughout the entire Term, Seller shall use its best efforts to ensure that Distributor and/or Artist continuously pays Royalties, and that Distributor and/or Artist sells and exploits through all channels the Assets contained in the Portfolio, promotes, markets and advertises the Portfolio, and that the entire Portfolio shall remain in Distributor’s catalog and in no event shall any portion thereof be deleted therefrom unless same is the subject of any bona-fide dispute with any of Seller’s distributors, Publishers, or PRO. Further, Seller shall not, at any time during the Royalty Period, sell, assign, transfer or otherwise dispose of any Asset contained in the Portfolio (or any portion thereof). The foregoing restriction shall not apply to any of Sellers’s distributors, Publishers, or PROs, provided Seller shall provide written notice to SongVest of any sale by the foregoing promptly upon receiving notice from such third parties.

i.	Seller has not assigned, pledged or otherwise transferred or encumbered the rights in the Royalties or any other rights being granted hereunder and has not and will not grant any rights or incur any obligations that are inconsistent with the rights granted herein or Seller’s obligations under this Agreement.

j.	Seller will maintain the power, right and authority to perform its obligations hereunder at all times during the Term.

k.	Each Seller Agreement is: (i) in full force and effect as of the date hereof, and shall remain in effect throughout the entire Term and (ii) a valid and binding agreement between Seller and the applicable third party (e.g., Artist) wherein Seller is irrevocably entitled to receive and retain all Royalties with respect to the Assets.

l.	At no time during the Term shall Seller terminate, rescind, revoke or attempt to terminate, rescind or revoke such Seller Agreement or any LOD without the prior written approval of SongVest.

4. Distribution. Seller agrees that if, prior to the expiration of the Term, Seller becomes aware that Distributor or Artist no longer has rights to distribute or exploit all or any of the Assets in the Portfolio or if Artist or Distributor is assigning rights in the Assets to any party or licensing rights to a new third party distributor or other entity (wherein a new entity has the right to sell Assets and is obligated to account to Seller [or other rights holder] for all sales thereof) (or otherwise the applicable Distributor or Artist desires to make such change), Seller agrees to notify, in writing, SongVest at least sixty (60) days in advance of said change (or, as soon as Seller is made aware of such change). Such notice shall include the titles of the Portfolio which shall be the subject matter of such change, and the particular change to be made. Seller further agrees to cooperate with SongVest and take whatever actions are necessary, complete and execute any necessary paperwork, documents and instruments (including, without limitation, new LODs) and submit same to the new distributor, licensee, publisher and/or owner, as applicable, so that the entire grant and assignment agreed upon in this Agreement shall continue to be paid to SongVest, if required, uninterruptedly. If Seller fails to notify SongVest such that SongVest cannot obtain the Royalties due SongVest per this Agreement within sixty (60) days after any change, or, if for any other reason SongVest is no longer able to receive the Royalties (or a portion thereof), Seller agrees to immediately compensate SongVest one hundred percent (100%) of the Purchase Price plus ten percent (10%) interest compounded annually from the date of full execution hereof in addition to the royalty payments due hereunder. Seller agrees that any royalties collected by Seller which should have been paid to SongVest per this Agreement will be paid directly to SongVest by Seller within fifteen (15) days after Seller’s receipt thereof (as further set forth in Section 2 above). Any delay in settlement of royalties due SongVest will be subject to payment of interest at a rate of two percent (2%) per month. In the event SongVest requires that Royalties be paid to SongVest directly from the applicable Distributor or Artist, Seller agrees to execute and deliver to Distributor or Artist, as applicable, the LOD immediately upon notice thereof by SongVest.

5. Successors & Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators. Neither party may assign any of its rights hereunder; provided, however, that SongVest may assign this Agreement or any of its rights hereunder to a third party which agrees to assume SongVest’s obligations hereunder.

6. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6):

If to Seller:	Erik Cain
4389 Langdon Drive
Decatur, GA 30035

If to SongVest:	RoyaltyTraders, LLC dba SongVest
1053 East Whitaker Mill Road, Suite 115
Raleigh, NC 27604
Attention: President

7. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, USA (without regard to its conflicts of law doctrines) as if this Agreement were entered into and wholly to be performed therein. All actions arising out of or relating to this Agreement shall be brought in the State or Federal courts in Davidson County, Tennessee, and the parties hereby submit to the jurisdiction of such courts. If any legal action or other proceeding is brought for the enforcement of this Agreement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs insured in such action or proceeding in addition to any other relief to which such party may be entitled.

8. Entire Agreement; Modifications; Headings. This Agreement, together with the Closing Documents, constitute the entire understanding between the Parties with respect to the transactions contemplated herein and supersede all other agreements and understandings between the Parties; provided, however, that in the event of any conflict, the terms of this Agreement shall prevail. No modification of this Agreement shall be valid unless in writing and signed by both Parties. The titles and headings of the various articles and sections in this Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever or to explain, modify, or place any construction on any of the provisions of this Agreement.

9. Third-Party Beneficiary. The Parties acknowledge and agree that the Investor is an intended third-party beneficiary of this Agreement and, therefore, that the Investor may enforce its terms directly.

10. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures to be provided on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement under seal (each Party adopting the word “SEAL” as its true and lawful seal) as of the date first set forth above.

SongVest:

RoyaltyTraders LLC dba SongVest

By:	/s/ Sean Peace	(SEAL)

Name:	Sean Peace

Title:	Founder/CEO

Seller:

Erik Cain

By:	/s/ Erik Cain	(SEAL)

Name:	Erik Cain

Title:	Seller

SCHEDULE A

PORTFOLIO/ REVENUE SOURCES/ PERCENTAGE INTERESTS

1. Royalty Period – Commencing on the date of the closing of the Offering and ending upon the expiration of copyright.

2. Assets – The following are the type(s) of Assets contained in the Portfolio:

TITLE	ISRC CODE	SELLER’S % INTEREST
See attached Sound Recordings List Exhibit B	See attached Sound Recordings List Exhibit B	90% Sound Recording Owner’s Share

3. Percentage Interests – The Percentage Interest in Seller’s Revenue Sources is Ninety percent (90%).

4. Revenue Sources – The Revenue Sources from sales and/or exploitations of Assets are as follows:

A.	Type:

Sound Recordings

B.	Share:

Sound Recording Owner’s Share

5. Distributors – The current Distributors, Publishers, and/or PROs, as applicable, of Assets:

DistroKid LLC

6. Purchase Price and Royalty Interest – The Purchase Price shall be equal to either (i) the “Minimum” set forth below; (ii) the “Maximum” set forth below; or (iii) a number in between the “Minimum” and “Maximum” set forth below:

●	Minimum: $12,241.00, which shall entitle SongVest to 50% Royalty Interest in the Royalties(1)

●	Maximum: $24,397.00, which shall entitle SongVest to a 100% Royalty Interest in the Royalties(1)

7. Artist – The musical group or recording artist whose performances are embodied in the Asset(s) is “Erik Cain.”

(1)	For any Purchase Price that falls between the Minimum or Maximum amounts set forth above, the Royalty Interest in the Royalties to which SongVest shall be entitled will be calculated by multiplying the Purchase Price by a fraction, for which the numerator shall be the Purchase Price, and the denominator shall be the Maximum amount set forth above.

SCHEDULE B: FEES AND EXPENSES

SongVest intends to collect a fee equal to approximately 16% of the Purchase Price as compensation for its role in facilitating the Transaction. SongVest will also collect one thousand five hundred dollars ($1,500.00) to offset offering costs incurred through the use of the broker dealer and escrow agent services.

The Purchase Price agreed to by the Seller herein is not reduced by the aforementioned fees. SongVest may elect to forego these fees at its sole discretion.

EXHIBIT A

________________

DistroKid LLC

Re:	Notice of Assignment of Income

Gentlepersons:

Reference is made to the Royalty Option Agreement between Erik Cain, individually, and on behalf of any affiliate of himself (collectively, “Seller”), and RoyaltyTraders LLC dba SongVest. (“Purchaser”), effectively dated January 3, 2023, a copy of which is attached hereto (the “Assignment”). Capitalized terms used herein which are not defined herein shall have the meanings ascribed thereto in the Assignment.

As evidenced by the Assignment, Purchaser acquired from Seller, throughout the world, the exclusive right to receive and collect ninety percent (90%) of Seller’s share of royalties from the Sound Recordings (and other Assets) accrued and unpaid and hereafter accruing (the “Assigned Royalties”). Accordingly, from and after January 3, 2023, you are to remit all of the Assigned Royalties, regardless of when earned, to Purchaser, and send them along with any corresponding statements, notices and correspondence to:

RoyaltyTraders, LLC dba SongVest

Attn: Royalty Payments Dept.

811 Ninth Street, Suite 120

PO Box 318

Durham, North Carolina 27705

Or electronically to finance@songvest.com

Please confirm your receipt of this notice.

Very Truly Yours,

/s/ Erik Cain
Erik Cain

EXHIBIT B

Complete Sound Recordings List

ISRC	Title

QZES52032154	Fuck a Love Song
QZES61934818	Up, Up, and Away
QZES61944539	Bumbling Bee
QZES61947199	Good Luck (feat. Dope TAF)
QZES61949410	Better Than You
QZES61952644	Talk to Me
QZES61953705	One and Done
QZES61957174	Dance With Me
QZES61961465	Upward Bound
QZES61965656	Heart Gold
QZES61976461	Up, Up, and Away
QZES61994901	The Kings Address
QZES61994902	30 for 30
QZES61994903	Big Dreams
QZES61994904	Nothing on Me
QZES61994905	Live in the Sky
QZES61994906	Better Than You
QZES61994907	Waste My Time
QZES61994908	Crown
QZES61994909	Taking My Spot
QZES61994910	Thunder Run
QZES61994911	Crime
QZES61994912	The Good Guy Blues
QZES61994913	Letter to My Daughter
QZES71914173	Heart Gold
QZES71914174	Find Me a Way (feat. Dope TAF)
QZES71914175	Impact
QZES71914176	Can’t Leave You Alone (feat. Kennedy Avery & Kwesi)
QZES71914177	Odie Flows (feat. Nali)
QZES71914178	On One (feat. K. Dior)
QZES71914179	Up, Up, and Away
QZES71914180	Too Good Interlude (feat. BLU)
QZES71914181	Dance With Me
QZES71914182	Background
QZES71914183	Get My Head Right

ISRC	Title

QZES71914184	Can’t FWM
QZES71914185	LUV
QZES71914186	Moving Forward
QZES71914187	Niggas Gon’ Ride (feat. Lico Bandz & Greg Bussie)
QZES91990313	Price to Pay
QZF8N2074254	Trust in the Song
QZFYX2026585	Random Thoughts
QZFYX2079162	Don’t Let Go
QZFYZ2030031	Hardheaded (feat. Shinra Tensei)
QZFZ22077391	Show Me
QZFZ32008176	Survivor
QZFZ42238681	Fuck What You Think
QZFZ52081870	Rain Dance
QZFZ52081871	Forever
QZFZ52081872	College Life
QZFZ52081873	Done (feat. Dope TAF)
QZFZ52081874	Playing Games (feat. K. Dior)
QZFZ52081875	Power
QZFZ52081876	Grandma’s Spaghetti
QZFZ52081877	Know My Name
QZFZ52081878	Can’t Get Enough (feat. Juliyahamal)
QZFZ52081879	Shine (feat. Nali)
QZFZ52081880	Don’t Let Go
QZFZ52081881	Medulla
QZFZ52081882	More Than Friends (feat. Dope TAF)
QZFZ52081883	Dawn
QZFZ52081884	Rudy Gay
QZFZ52081885	Overdosin’ (feat. Juliyahamal)
QZFZ52081886	Cloud 9
QZFZ52081887	Be My Baby
QZFZ52081888	Rock It
QZFZ72005913	Shine (feat. Nali)
QZFZ72005914	Rudy Gay (feat. M SIX)
QZFZ72005915	Cloud 9 (feat. Kwesi)
QZFZ72051427	Silence
QZFZ72097607	Scattered (Remastered)
QZFZ72101618	Fable Talk
QZFZ72102453	Ain’t No Way (feat. Dope TAF)
QZHN32160785	Come Home To Me

ISRC	Title

QZHN51971650	Break
QZHN51979601	Break
QZHN52088426	Heart Gold, Pt. 2
QZHN52235847	Love Strangers
QZHN62040195	You’re the One
QZHN81931797	Red Handed
QZHNA1975339	Leap
QZHNA1977722	The Rise (feat. Kartel Baby)
QZHNA1977723	Toxic
QZHNA1977724	Back in My Bag
QZHNA1977725	Song for You
QZHNA1977726	Purpose (feat. Mjestik)
QZHNA1977727	Put It Down
QZHNA1977728	Update
QZHNA2016449	Encouraged
QZHNA2067517	D.O.A
QZHNA2287579	Run It Back
QZHNB1934638	Harder (feat. Kennedy Avery)
QZHNB1995085	The Distance
QZHNB1997455	The Distance
QZHNC2069935	Sawry
QZHNC2256126	Courage
QZK6F2028020	The Journey
QZK6H2048615	Had Me At Hello
QZK6J2210802	Long Days
QZK6K2018408	Superstar
QZK6N1970587	Redemption
QZK6N1997660	Scattered
QZK6N2001426	Still Love (feat. Dope TAF)
QZK6P1917750	Scripture
QZK6P2001140	So What
QZK6P2245366	Defiance
QZMEM2055202	Tough Love
QZMER2036448	Dance To This
QZNWS2020068	Special
QZNWS2036595	A Heartfelt Intro
QZNWS2036596	Danger
QZNWS2036597	Take What’s Mine (feat. Wade Brown and Nali)
QZNWS2036598	Money In My Pocket

ISRC	Title

QZNWS2036599	Dance To This
QZNWS2036600	Stay Strong
QZNWS2036601	Bold
QZNWS2036602	Special
QZNWS2036603	Everything (feat. K. Dior)
QZNWS2036604	Swerve
QZNWS2036605	Keep Me Going (feat. Kwesi & Bria Anai)
QZNWS2036606	Waiting On You
QZNWS2036607	Call On Me (feat. Lico Bandz)
QZNWS2036608	Dreams
QZNWS2036609	Highway (feat. Rel Fromtheq6)
QZNWS2036610	Ordinary People
QZNWS2036611	Love Lost (feat. Greg Bussie)
QZNWS2036612	How You Doing My Love
QZNWS2036613	Down For Me (feat. M SIX)
QZNWS2077555	Danger
QZNWS2077556	Take What’s Mine (feat. Wade Brown & Nalii)
QZNWS2077557	Back It Up (feat. Chizzle & Jalen Kelly)
QZNWS2077558	Stay Strong
QZNWS2077559	Dreams
QZNWS2077560	Call On Me (feat. Lico Bandz)
QZNWS2077561	Dance To This
QZNWS2077562	Waiting On You
QZNWS2077563	Ordinary People
QZNWS2077564	Highway (feat. Rel Fromtheq6)
QZNWS2104912	Mama Can’t You See
QZNWS2178865	Psycho
QZNWS2202267	Good Thang
QZNWU2110770	No Way (feat. Nalii & QuayDee)
QZNWX2151995	Consayko (feat. Dope TAF)
QZPLS2105648	Strange Addiction
QZRP42104075	Outta Control (feat. M SIX)
QZRP52143970	Grief